GOLDEN OIL COMPANY

                                                                    EXHIBIT 22.1

NAME OF SUBSIDIARY                                 STATE OF INCORPORATION

Golden Oil Holding Corporation                            Delaware

Golden Resources, Inc.                                    Delaware

Regal Petroleum, Ltd.                                     Delaware

Spur Petroleum, Inc.                                      Texas